Exhibit 10.1

April 13, 2006

VIA HAND DELIVERY

Mr. Gene Hodges

CEO and President, Websense Inc.

Dear Gene,

This letter agreement between you and Websense, Inc. (the “Company”) confirms an amendment to the terms of your employment agreement dated January 9, 2006, between you and the Company (the “Employment Agreement”). You acknowledge and agree:

1.                                       Upon your execution of this amendment to your Employment Agreement, which was previously approved by the Company’s Board of Directors, your non-qualified stock options to purchase an aggregate of 1,200,000 shares of the Company’s common stock (which were adjusted to give effect to the Company’s two for one stock split in the form of a stock dividend that was effective as of March 17, 2006 (the “Stock Split”)) granted on January 9, 2006 (the “Original Options”) pursuant to your Employment Agreement as inducement grants outside of the Company’s 2000 Stock Incentive Plan (the “Plan”), shall be cancelled and non-qualified options to purchase an aggregate of 1,200,000 shares shall be re-granted under the Plan (the “Regranted Options”) on the same date as the cancellation. The option term, exercise price, vesting schedule and vesting commencement date of the Regranted Options shall be the same as the option term, exercise price, vesting schedule and vesting commencement date of the Original Options (as adjusted for the Stock Split, as applicable).

2.                                       You have agreed to this amendment at the request of the Company, and you are not, by virtue of this amendment, receiving any benefit in excess of the Original Options.

If this amendment of the Employment Agreement is acceptable to you, please sign below and return one original to me.

Sincerely,

John B. Carrington

Chairman of the Board

AGREED:

Date:	April 13, 2006
Gene Hodges